Exhibit 10.23
9th AMENDMENT TO SERVICE AGREEMENT
     This 9th Amendment to Service Agreement (this “Amendment”) is made and entered into as of this 11th day of June, 2009 between First Data Merchant Services Corporation (“FDMS”) and iPayment, Inc., formerly known as iPayment Holdings, Inc. (“Customer”).
RECITALS
A. Customer and FDMS have previously entered into a Service Agreement dated as of July 1, 2002, as previously amended (the “Service Agreement”), pursuant to which FDMS processes and settles credit and debit card transactions on behalf of Customer’s Merchants and provides related products and services to Customer (“Data Processing Services”).
B. AdvanceMe, Inc. (“AMI”) has developed and administers a program pursuant to which it makes available to merchants a suite of working capital funding products.
C. A merchant participates in the AMI program (“Program”) by entering into an AMI merchant agreement, in the form provided by AMI from time to time (“AMI Merchant Agreement”), pursuant to which AMI purchases all of the merchant’s rights, title and interests in and to a specified amount (such aggregate amount, the “Specified Amount”) of the merchant’s future card sales that FDMS settles on behalf of the merchant and for which FDMS has agreed to provide certain processing services to AMI (“Receivables”) in exchange for a discounted purchase price paid as a lump-sum cash amount up-front (“Purchase Price”).
D. FDMS has entered into an agreement with AMI (“AMI Referral Agreement”) pursuant to which FDMS and certain of its customers may refer merchants to AMI for participation in AMI’s Program and FDMS will provide certain processing services to AMI in connection with AMI’s Program.
E. Customer wishes to refer Merchants for participation in AMI’s Program, upon and subject to the terms and conditions contained herein.
          NOW, THEREFORE, in consideration of the foregoing, the parties agree as follows:
          1. Basic Transactions.
     (a) Merchant Referrals. During the term of this Amendment (“Amendment Term”), Customer may refer Merchants for participation in AMI’s Program that satisfy Customer’s credit standards and execute Customer’s merchant processing agreement with respect to which FDMS provides Data Processing Services pursuant to the Service Agreement (each such merchant, a “Referred Merchant,” and each such agreement, a “MPA”) by submitting to AMI or FDMS, as directed by FDMS, an AMI submission package, in the form supplied by FDMS from time to time (an “AMI Submission Package”). FDMS will make available training on the AMI Program. For the avoidance of doubt, this is a non-exclusive relationship and customer is not required to refer Merchants for participation in AMI’s Program.
     (b) AMI Acceptance of Referral. During the Amendment Term, AMI will review each AMI Submission Package and determine, in its sole discretion, whether or not to enter into an AMI Merchant Agreement with each Referred Merchant. Referred Merchants with respect to which AMI executes an AMI Merchant Agreement and pays a Purchase Price are referred to in this Amendment as “Funded Merchants.” AMI shall provide Referred Merchants and Funded Merchants commercially reasonable assistance with any issues arising in connection with AMI’s Program, Receivables and their respective AMI Submission Packages and AMI Merchant Agreements.

          2. Referral Fees. Upon and subject to the terms and conditions of this Amendment, in consideration for each referral of a Referred Merchant that becomes a Funded Merchant, FDMS will pay to Customer commissions in accordance with Exhibit 1 to this Amendment (“Commissions”) during the Term, as long as (a) such Funded Merchant has a current MPA with Customer, and (b) FDMS is remitting settlement funds of (or FDMS (or Customer pursuant to Section 4(c)(ii) below) is providing net settlement data with respect to) such Funded Merchant to AMI. Together with each such payment, FDMS shall provide a written statement that describes in reasonable detail the Commissions calculation for the applicable period.
          3. Authorizations. Customer authorizes:
     (a) FDMS to act as Customer’s liaison with AMI as set forth in this Amendment.
     (b) FDMS to remit to AMI net settlement funds of (or to provide net settlement data with respect to) Funded Merchants pursuant to the terms of the applicable AMI Merchant Agreement and subject to the terms set forth in this Amendment in the manner agreed upon by FDMS and AMI. Customer acknowledges and agrees that FDMS will remit such amounts (or provide such data) to AMI for as long as a Funded Merchant owes Receivables to AMI, but for no more than two years following the date of termination of the AMI Referral Agreement; provided that, if the AMI Referral Agreement is terminated as the result of a change in law or due to AMI’s breach, FDMS will remit net settlement funds to AMI only for each Funded Merchant with respect to which FDMS is performing such obligations on the date of termination, until the date on which the applicable Specified Amounts have been remitted to AMI. Notwithstanding anything in this Amendment to the contrary, FDMS’s obligations pursuant to this Section 3(b) will cease if such obligations would result in FDMS violating any applicable law, rule, regulation, court order or cause FDMS material reputational damage.
     4. Obligations, Covenants and Other_Agreements.
     (a) Independent Contractor; No Agency. Each party will act as an independent contractor of the other party and AMI. Each party, its directors, stockholders, employees, agents and independent contractors, will not be considered or deemed to be an agent, employee, partner, subconctractor or joint venture partner of the other party or AMI. Neither party nor AMI will have any authority to contract for or bind the other party in any manner (including with respect to any AMI Submission Package, AMI Merchant Agreement or MPA) or represent itself as an agent, partner, subcontractor or employee of the other party or AMI. Customer acknowledges that FDMS is a payment processor and, with respect to any Receivables, FDMS’s obligations to Customer are limited to those obligations expressly identified in this Amendment. AMI has no obligation to pay any commissions or fees to Customer and Customer will seek any Commissions that may be due with respect to any Funded Merchant from FDMS and not from AMI.
     (b) No Misrepresentations.
               (i) During the Amendment Term and for as long as a Funded Merchant owes Receivables to AMI, neither party nor AMI will knowingly misrepresent the other party, AMI, AMl’s Program, the AMI Merchant Agreement, FDMS’s Data Processing Services, this Amendment, or the MPA in any communication or media.
               (ii) Without limiting the generality of the foregoing,
                    (A) Customer will not knowingly represent to Merchants that there is any fee or charge associated with submitting an AMI Submission Package, applying to participate in AMI’s Program, or processing any application therefor, or charge Merchants any such fees or charges.

                    (B) Customer will represent AMI’S Program as involving purchase and sale transactions and not as loans or lending transactions.
     (c) Non-Solicitation.
               (i) Customer covenants and agrees, and FDMS represents and warrants that it has caused AMI to covenant and agree, that it will not, directly or indirectly, during the Amendment Term,
                    (A) solicit, advise, encourage, direct or contract with any Referred Merchant or Funded Merchant to breach, terminate, interrupt or payoff early any AMI Merchant Agreement or MPA.
                    (B) with respect to AMI, use Customer’s Merchant Information for any purposes other than evaluating and soliciting Referred Merchants and Funded Merchants for participation in AMI’s Program, including consummating initial and subsequent purchases under AMI Merchant Agreements, and providing AMI’s Program to Referred Merchants who become Funded Merchants. For the purposes of this Amendment, “Customer’s Merchant Information” will consist of all information regarding Merchants which may be provided by Customer or FDMS to AMI.
               (ii) After the Amendment Term for as long as a Funded Merchant owes Receivables to AMI, but for no more than two years following the date of termination of the AMI Referral Agreement, Customer covenants and agrees, and FDMS represents and warrants that it has caused AMI to covenant and agree, that it will not with respect to such Funded Merchant, directly or indirectly, (1) solicit, advise, encourage, direct or contract with such Funded Merchant to breach, terminate, interrupt or payoff early such Merchant’s AMI Merchant Agreement or MPA, or (2) interfere with Customer’s or AMI’s relationship with such Funded Merchant. Subject to the preceding sentence and unless the AMI Referral Agreement is terminated due to AMI’s breach, AMI may use Customer’s Merchant Information solely for the purposes of evaluating and soliciting Referred Merchants for participation in AMI’s Program, including consummating initial and subsequent purchases under AMI Merchant Agreements, and providing AMI’s Program to Referred Merchants who become Funded Merchants; provided, however, that if FDMS terminates the AMI Referral Agreement after determining in its reasonable discretion that it jeopardizes FDMS’s key relationships or puts FDMS at significant financial or reputational risk, then Customer shall have the right to approve the manner and content of any solicitation by AMI pursuant to the foregoing, which approval shall not be unreasonably withheld or delayed, and to terminate AMI’s solicitation rights upon written notice; further provided, however, that if this Amendment is terminated due to Customer’s breach of this Section 4(c) or Section 4(e) below, or if Customer breaches its Data Obligation (as defined below), this Section 4(c)(ii) shall not apply to AMI after the date of such termination.
Nothwithstanding the foregoing, (x) if the AMI Referral Agreement is terminated as the result of a change in law or as the result of AMI’s breach, AMI may only use Customer’s Merchant Information to provide AMI’s Program to Referred Merchants who are Funded Merchants on the date of termination (for the avoidance of doubt, AMI may not use Customer’s Merchant Information to directly or indirectly solicit any such Funded Merchant for further participation in AMI’s Program), or (y) if the AMI Referral Agreement is terminated by AMI for FDMS’s failure to remit to AMI net settlement funds of (or to provide net settlement data with respect to) Funded Merchants who participate in AMI’s Program, and if FDMS fails to do so after such termination, Customer will provide net settlement data directly to AMI on a daily basis for Referred Merchants who have an active MPA with Customer, receive data processing services through FDMS and participate in AMI’s Program, subject to the conditions that apply to FDMS in Section 3(b) and Section 5 (“Data Obligation”).

     (d) No Short Period. During the Amendment Term, for ninety (90) days after Customer has submitted an AMI Submission Package to AMI or FDMS for a Merchant, Customer covenants and agrees that it will not provide to any person, other than AMI, any right, option or opportunity to provide any such Merchant with a product similar to AMI’s Program. In the event FDMS notifies Customer prior to the end of the ninety (90) day period that AMI has declined to accept such Merchant into AMI’s Program, then the foregoing sentence shall no longer apply to Customer with respect to such Merchant.
     (e) Confidentiality. Neither Customer nor FDMS shall use or disclose data regarding Funded Merchants’ performance with respect to AMI’s Program. This provision shall survive termination of this Amendment.
     (f) Legal Compliance. During the Amendment Term and for as long as a Funded Merchant owes Receivables to AMI, each party represents, warrants and covenants that it is and will remain in compliance with applicable laws, rules and regulations with respect to delivery of this Amendment and consummation of the transactions contemplated hereunder, FDMS represents and warrants that it has caused AMI to represent, warrant and covenant that, for as long as FDMS has an obligation to perform services under the AMI Referral Agreement, AMI will comply with all laws, rules and regulations applicable to its activities as contemplated by this Amendment.
     (g) Materials; Limited License to Use AMI Marks. During the Amendment Term: subject to the terms and conditions of this Amendment, Customer shall determine, in its reasonable discretion, the marketing and promotional materials (collectively, “Materials”), including their distribution, to be used in connection with its solicitation and referral of Merchants to participate in AMI’s Program. Notwithstanding the foregoing, to the extent any Materials contain any AMI Marks (as defined below) or describe AMI, AMI’s Program or the AMI Merchant Agreement, and such materials are not supplied to Customer by FDMS, Customer shall submit such Materials, prior to their use, to FDMS for approval by FDMS, each in its reasonable discretion. Customer shall not use any AMI Mark in any manner that is inconsistent with the Sublicense (as defined below) or the provisions of this Amendment, as determined by FDMS in its discretion. Upon and subject to the terms and conditions of this Amendment, FDMS grants to Customer, during the Amendment Term, a nonexclusive, limited license to use AMI’s name, logo, trademarks, service marks, copyrights and copyrightable materials (collectively, “AMI Marks”) in Materials solely for the purpose of, and in connection with, Customer’s solicitation and referral of Merchants for participation in AMI’s Program (the “Sublicense”). Customer shall have no right to sublicense or otherwise transfer the Sublicense to any third party; provided, however, that the use of AMI Marks by professional printers that generate Materials on behalf of Customer shall be permitted under the terms of the Sublicense to the extent such use is otherwise consistent with the terms and conditions of the Sublicense and this Amendment. Customer shall not delete or in any manner alter any notices appearing on the AMI Marks and Customer shall reproduce such notices on all reproductions of the AMI Marks.
     (h) Indemnification. In addition to each party’s indemnification obligations to the other party under the Service Agreement:
               (i) Customer shall indemnify and hold harmless FDMS and AMI, and each of their respective officers, directors, agents and employees, from any liabilities, lawsuits, losses, penalties, fines, claims or demands (including the costs, expenses and reasonable attorney’s fees on account thereof) (“Damages”) to the extent such Damages arise out or result from (A) any fraud, misrepresentation or breach of representation or warranty of Customer contained in this Amendment, (B) any breach or non-performance by Customer of any of its obligations, covenants or other agreements pursuant to this Amendment, or (C) any act or omission by Customer in connection with Customer’s obligations under this Amendment.

               (ii) FDMS shall indemnify and hold harmless Customer, and each of its respective officers, directors, agents and employees, from Damages to the extent such Damages arise out or result from (A) any fraud, misrepresentation or breach of representation or warranty of FDMS contained in this Amendment, (B) any breach or non-performance by FDMS of any of its obligations, covenants or other agreements pursuant to this Amendment, or (C) any act or omission by FDMS in connection with FDMS’ obligations under this Amendment. In addition, Customer shall promptly notify FDMS of any Damages that arise out of or in connection with AMl’s Program or AMI’s products or services, and FDMS shall enforce its available rights of indemnity against AMI for its own benefit and the benefit of Customer.
This Section 4(h) shall survive termination of this Amendment.
     (i) Limitation on Liability: Exclusion of Damages. The cumulative aggregate liability of Customer or FDMS for all Damages for claims brought under this Amendment by Customer against FDMS or by FDMS or AMI against Customer, shall be limited to the actual direct out-of-pocket expenses that are reasonably incurred by such person and shall not exceed the lesser of the amount of the Commissions paid to Customer by FDMS pursuant to this Amendment during the twelve (12) months preceding the date giving rise to the claim or fifty thousand dollars ($50,000.00); provided, however, that the foregoing limitation shall not limit the payment obligations of FDMS under Section 2 of this Amendment.
IN NO EVENT SHALL EITHER PARTY TO THIS AMENDMENT OR AMI OR ANY OF A PARTY’S OR AMI’S DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR SUBCUSTOMERS BE LIABLE UNDER ANY THEORY OF TORT, CONTRACT, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR LOST PROFITS, EXEMPLARY, PUNITIVE, SPECIAL, INCIDENTAL, INDIRECT, CONSEQUENTIAL DAMAGES OR THE LIKE, EACH OF WHICH IS HEREBY EXCLUDED BY AGREEMENT OF CUSTOMER AND FDMS REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE OR WHETHER EITHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.
     (j) Dispute Resolution. (a) With the exception of any dispute, controversy or claim (each, a “Dispute”) with respect to which a party or AMI is entitled to equitable relief (including specific performance or injunctive relief) pursuant to this Amendment, Disputes arising out of or relating to this Amendment or the performance, breach or termination thereof shall be submitted to the American Arbitration Association (“AAA”) in New York, New York, for binding arbitration in accordance with the Commercial Arbitration Rules of AAA then in effect (“Commercial Arbitration Rules”). Any Dispute shall be decided by one (1) arbitrator mutually agreeable to Customer and AMI or FDMS, as applicable. If Customer and AMI or FDMS, as applicable, cannot agree on one (1) arbitrator, AAA shall appoint an arbitrator to resolve the Dispute. Customer, FDMS and AMI acknowledge and agree that any arbitration pursuant to this Section 4(j) shall be conducted in New York, New York in accordance with the Commercial Arbitration Rules and federal and state rules of evidence and civil procedure shall not apply. The decision of the arbitrator as to the validity and amount of any claim shall be binding and conclusive upon the parties. Such decision shall be written and shall be supported by written findings of fact and conclusions, which shall set forth the award, judgment, decree or order awarded by the arbitrator. Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction. The non-prevailing party to an arbitration shall pay its own costs and expenses, the fees and costs of the arbitrator, the administrative costs of the arbitration, and the expenses, including reasonable attorneys’ fees and costs, incurred by the other party to the arbitration. The parties and AMI waive trial by jury in any court in any proceeding on any matter arising in connection with, or in any way related to, the transactions of which this Amendment is a part or the enforcement hereof, except where such waiver is prohibited by law or deemed by a court of law to be against public policy. The parties and AMI acknowledge that each makes this waiver knowingly, willingly and voluntarily and without duress, and only after extensive consideration with their attorneys of the ramifications of this waiver.
     (k) No Warranties. FDMS, CUSTOMER, AND AMI DISCLAIM ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT, EXCEPT AS SET FORTH HEREIN.
     5. Customer’s Rights Under MPA. During the Amendment Term and for as long as FDMS is performing its obligations under Section 3(b) above, FDMS represents and warrants that AMI’s right to receive any portion of the net settlement amount to be paid by FDMS to a Funded Merchant on any given day is subject to the rights of Customer, the applicable acquiring bank rights, and FDMS, if applicable (collectively, “Service Providers”), under the applicable MPA. Service Providers have the right to withhold or suspend payment of settlement funds to a Funded Merchant and/or refuse or terminate the provision of credit card processing services to a Funded Merchant in accordance with and pursuant to the terms of the applicable MPA; provided, however, that, in the event any Service Provider determines to take any such action, Service Provider will use commercially reasonable efforts to notify FDMS in writing of such action within a commercially reasonable time after notifying the relevant Funded Merchant of such action and FDMS will notify AMI. If Service Providers withhold or suspend payment of any settlement funds or withhold any services pursuant to the terms of the applicable MPA, Customer shall not be in breach of this Amendment solely by virtue of withholding or suspending such payments or withholding such services, provided that Service Providers do not take any such action, including terminating a MPA with a Funded Merchant, for the principal purpose of frustrating FDMS’ ability to remit any portion of a Specified Amount to AMI, or to interfere with AMl’s relationship with a Merchant.
     6. Termination of Amendment.
     (a) This Amendment may be terminated: (i) by FDMS, upon written notice, if the AMI Referral Agreement terminates (FDMS will give Customer prompt notice in the event it gives or receives notice of termination); (ii) by FDMS, if FDMS provides Customer with written notice that Customer has breached a material obligation under this Amendment and such breach is not cured within seven (7) business days of Customer’s receipt of such notice, (iii) by either party by giving the other party at least ninety (90) days prior written notice; or (iv) automatically, upon termination or expiration of the Service Agreement. If this Amendment is terminated pursuant to Section 6(a)(ii), FDMS’s obligations under Section 2 shall terminate.
     (b) Upon termination of this Amendment, Customer acknowledges and agrees that it shall cease making referrals to the AMI Program under this Amendment. The parties acknowledge that each provision of this Amendment shall survive in accordance with its terms, if any
     7. Third Party Beneficiary. AMI is a third party beneficiary of Sections 1, 4, 5 and 7 of this Amendment and has the right to enforce these provisions against Customer. This provision will survive termination of this Amendment.
     8. Entire Agreement; Definitions. This Amendment (including all exhibits referred to herein) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior understandings, agreements, or representations by or between the parties, written or oral, to the extent they relate in any way to the subject matter hereof. No representation, promise or inducement has been made by a party that is not embodied in this Amendment, and the parties will not be bound by or liable for any alleged representation, promise or inducement not specifically set forth herein. In the event of an inconsistency between the terms of this Amendment and the Service Agreement, the terms of the Amendment will control, Otherwise, all terms and conditions of the Service Agreement will remain in full force and effect and likewise apply to this Amendment Capitalized terms used but not otherwise defined in this Amendment will have the meanings set forth in the Service Agreement.
      9. Counterparts; Facsimile Signatures. This Amendment may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Signatures to this Amendment may be transmitted by facsimile and such transmission shall be deemed an original.
The parties have executed this Amendment as of the date first set forth above.

iPayment, Inc.		First Data Merchant Services Corporation

By: Name:	/s/ Afshin Yazdian Afshin Yazdian	By: Name:	/s/ Stephanie Lusher Stephanie Lusher
Title:	EVP	Title:	SVP

EXHIBIT 1
COMMISSIONS
As set forth in Section II, in each calendar month, FDMS will issue to Customer an invoice credit in the amount calculated in accordance with this Exhibit 1 (collectively, the “Commissions”, as further defined below) for Commissions earned by Customer during the preceding calendar month, if any.
A.	Calculation of Commissions.

Qualified New Merchants - A Referred Merchant must satisfy all of the following criteria to constitute a “Qualified New Merchant”: (i) Customer submitted an AMI Submission Package to AMI or FDMS on behalf of the Referred Merchant during the Amendment Term; (ii) the Referred Merchant and associated owner(s)/guarantor(s) had no outstanding Receivables due to AMI at any time during the six (6) months prior to Customer’s submission to AMI of such AMI Submission Package; (iii) AMI executed an AMI Merchant Agreement during the Amendment Term and within ninety (90) days of AMI’s receipt thereof; (iv) AMI paid the Purchase Price to the Referred Merchant pursuant to the terms of such AMI Merchant Agreement.

Upon and subject to the terms and conditions of this Exhibit 1 and the other provisions of the Amendment, the Commissions to be paid to Customer, in consideration for the referral of Qualified New Merchants, will be an amount equal to the following, with respect to each Qualified New Merchants:
(a) The product of (i) the Purchase Price paid by AMI to a Qualified New Merchants under the applicable AMI Merchant Agreement, and (ii) * percent (*%).
(b) The product of (i) the net settlement amount remitted by FDMS to AMI with respect to a Qualified New Merchant for the agreed upon cards on any given day, and (ii) * percent (*%).
B.	Qualified Renewal Merchant: A Referred Merchant must satisfy all of the following criteria to constitute a “Qualified Renewal Merchant”: (i) the Referred Merchant previously constituted a Qualified New Merchant; (ii) AMI consummated an additional AMI Merchant Agreement with the Referred Merchant within six (6) months of AMI’s receipt of the total amount of Receivables purchased under the previous AMI Merchant Agreement.

Upon and subject to the terms and conditions of this Exhibit 1 and the other provisions of this Amendment, the Commissions to be paid to Customer, in consideration for the referral of Qualified Renewal Merchants, will be an amount equal to the following, with respect to each Qualified Renewal Merchant:
(a) The product of (i) the Purchase Price paid by AMI to a Qualified Renewal Merchant under the applicable AMI Merchant Agreement, and (ii) * percent (*%).
C.	Execution of AMI Merchant Agreement: FDMS represents and warrants that it has caused AMI to agree to use its commercially reasonable efforts, subject to its policies and procedures, to consummate an AMI Merchant Agreement with any qualified Referred Merchant during the ninety (90) day period following AMI’s receipt of the AMI Submission Package.

*	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

D.	Competing Merchant Submissions: Customer acknowledges and agrees that (i) AMI receives Merchant referrals and submissions of AMI Merchant Agreements on behalf of Merchants from multiple channels and AMI’s employees and its web site, and (ii) Customer will not be entitled to any Commissions with respect to any Merchant for which another person submitted an AMI Submission Package to AMI prior to Customer.

E.	Commission Dispute: Either party may dispute the calculation of any component of Commissions with respect to this Exhibit 1 within one hundred (100) days of FDMS’s payment thereof by providing the other party with written notice describing the dispute in reasonable detail. Such party’s failure to so notify the other party of a dispute regarding any component of Commissions will waive and bar the dispute.